EXHIBIT 4.19

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
First Amendment to
Joint Venture Agreement dated 13 November 2002
This amendment (“First Amendment”) to the subject Agreement, is entered into by and between
Nanya Technology Corporation, a company legally established under the laws of the Republic of China and having its head office at Hwa-Ya Technology Park 669, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, Republicof China (hereinafter “NTC”),
and
Infineon Technologies AG, a company legally established under the laws of Germany and having its head office as St.-Martin-Strasse 53, D-81669 Munich, Germany (hereinafter “IFX”),
(collectively the “Parties”).
WHEREAS, NTC and IFX entered into a Joint Venture Agreement (hereinafter “JVA”) for the establishment of Inotera Memories, Inc. (hereinafter “Inotera”) on 13 November 2002; and
WHEREAS, NTC and IFX each now wish to amend JVA to more accurately reflect their understanding regarding the equity funding requirement under JVA;
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, NTC and IFX agree to amend JVA as follows:
     1.     Add a new Subsection 1.3-7(1), as follows:
     1.3-7(1)     The Parties agree that they shall subscribe for shares of Inotera at the dates listed in Subsection a. to d. below. Taking into consideration that according to the laws of the Republic of China up to 15% of the shares in each capital increase have to be offered to the employees, the Parties shall each subscribe for shares of Inotera equal to 50% of the amounts listed below minus such amounts for which the employees of Inotera have committed to subscribe for shares.
     a.     10 billion NT Dollars by 31 January 2004,
     b.     5 billion NT Dollars by 30 April 2004,
     c.     6 billion NT Dollars by 31 July 2004,
     d.     5 billion NT Dollars by 31 October 2004.
     2.     Add a new Subsection 1.3-7(2), as follows:

     1.3-7(1)     The Parties shall pass by themselves, or shall cause their representatives on the Board of Directors of Inotera to pass all corporate resolutions necessary for the authorization of the increase of Inotera’s share capital in accordance with the First Amendment. The Parties shall assist each other to obtain governmental approvals, if any, necessary to effect such capital increase.
Regarding Subsection 1.3-10 of the JVA, the Parties re-iterate that Inotera shall provide for its own loan financing to the decision of the Board of Directors. Both parties shall support Inotera in obtaining the most favorable terms for its loan financing. None of the Parties shall be obligated to make any guarantees of financing unless this is separately agreed by the Parties.
Unless expressly modified by this First Amendment, all of the other provisions of the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the Parties have caused this First Amendment to be effective as of the date of the last of the Parties to sign below.

Nanya Technology Corporation
By: /s/ Jih Lien
Name: Jih Lien
Title: President
Date: Dec. 3, 2003
Infineon Technologies AG
By: /s/ Dr. Michael Majerus
Name: Dr. Michael Majerus
Title: Chief Financial Officer
Date: 24. 11. 2003

By: /s/ Dr. Harold Eggers
Name: Dr. Harold Eggers
Title: CEO HP
Date: 24. 11. 2003

Second Amendment to
Joint Venture Agreement dated 13 November 2002
This amendment (“Second Amendment”) to the subject Agreement, is entered into by and between
Nanya Technology Corporation, a company legally established under the laws of the Republic of China and having its head office at Hwa-Ya Technology Park 669, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, Republic of China (hereinafter “NTC”); and
Infineon Technologies AG, a company legally established under the laws of Germany and having its head office as St.-Martin-Strasse 53,
D-81669 Munich, Germany (hereinafter “IFX”),
(collectively the “Parties”).
WHEREAS, NTC and IFX entered into a Joint Venture Agreement (hereinafter “JVA”) for the establishment of Inotera Memories, Inc. (hereinafter “Inotera”) on 13 November 2002; and
WHEREAS, in order to more accurately reflect the Parties’ understanding regarding the equity funding requirement under JVA, NTC and IFX executed the First Amendment to the JVA on 3 December, 2003 (hereinafter “First Amendment”); and
WHEREAS, NTC and IFX each now wish to further adjust the final capital injection, which the Parties have reached their understanding under the First Amendment.
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, NTC and IFX agree to amend JVA as follows:
     1.     The Parties agree to change Subsection 1.3-7(1) d) which was inserted into the JVA under the First Amendment to JVA dated 3 December, 2003 as follows:
that they shall subscribe for shares of Inotera at the dates listed in Subsection a. to d. below. Taking into consideration that according to the laws of the Republic of China up to 15% of the shares in each capital increase have to be offered to the employees, the Parties shall each subscribe for shares of Inotera equal to 50% of the amounts listed below minus such amounts for which the employees of Inotera have committed to subscribe for shares.
     d.     7.6 billion NT Dollars latest by 31 December 2004.
Unless expressly modified by this Second Amendment, all of the rest provisions set forth under the JVA shall remain intact and unchanged.

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to be effective as of the date of the last of the Parties to sign below.

Nanya Technology Corporation
By: /s/ Jih Lien
Name: Jih Lien
Title: President
Date: 28/9/04
Infineon Technologies AG
By: /s/ Mr. Seifert
Name: Mr. Seifert
Title: MP CEO
Date: 28/9/2004
By: /s/ Dr. M. Majerus
Name: Dr. M. Majerus
Title: MP CFO
Date: 28/9/2004

Third Amendment to
Joint Venture Agreement dated 13 November 2002
This Amendment (“Third Amendment”) to the subject Agreement, is entered into by and between
Nanya Technology Corporation, a company legally established under the laws of the Republic of China and having its head office at Hwa-Ya Technology Park 669, Fuhsing 3rd Road, Kueishan, Taoyuan, Taiwan, Republic of China (hereinafter “NTC”),
and
Infineon Technologies AG, a company legally established under the laws of Germany and having its head office at St.-Martin-Strasse 53, D‑81669 Munich, Germany (hereinafter “IFX”),
(collectively the “Parties”)
WHEREAS the Parties have entered into a Joint Venture Agreement on 13 November 2002.
WHEREAS the Parties have entered into a First Amendment to the Joint Venture Agreement on 3 December 2003 and a Second Amendment to the Joint Venture Agreement on 28 September 2004.
WHEREAS, the Parties have decided to change the status of Inotera Memories Inc. from a private to a public company and are evaluating a possible IPO of the Company.
NOW, THEREFORE, in consideration of the foregoing, the Parties agree as follows:
1.	Subsection 1.3-5 shall be replaced by the following:

“SPV: The SPV shall be established under the laws of the Republic of China by the Parties for the sole purpose of buying shares in the Company, administrating and selling these shares to the employees of the Company pursuant to the terms and conditions to be set forth by the Company’s Board of Directors. The SPV shall adopt Articles of Incorporation pursuant to the laws of the Republic of China in the form as attached to this Agreement as Appendix I. The SPV shall be set up by the Parties simultaneously with the establishment of the Company and shall be capitalized by the Parties with NT$700 million (equivalent of US$20 million) in equal installments by each Party of NT$350 million (equivalent of US$10 million). The SPV shall then subscribe for 70 million shares of the Company at nominal value of NT$10 per share. Upon affirmative decision of the Parties and subject to the conditions as to be determined by the Board of Directors of the Company and the SPV, the SPV shall later offer the shares in the Company to the Company’s employees, whereby the sales price per share shall be at least NT$15 per share. The exact selling price shall be determined by the Board of the Company and the SPV. Upon completion of this employee participation program, the SPV shall be dissolved and the proceeds from the share sale (equivalent of at least US$30 million) shall be redistributed to the Parties according to their respective shareholding of 50% in the SPV. “

2.	Subsection 1.3-8 shall be deleted.

3.	Subsection 1.3-9 shall be replaced by the following:

“Before an IPO of the Company, agreement between the Parties shall be necessary to determine the timing and necessity of increases in the capital of the Company. Furthermore, for such agreed capital increases as indicated herein, each Party shall have the right and obligation to subscribe to new shares in the same proportion as its then current ownership of shares. No third party shall subscribe to share capital of the Company unless jointly agreed upon by the Parties or otherwise provided by law. For the avoidance of doubt, this Agreement shall impose no obligation on any Party to provide any additional funding other than what is stipulated herein, whether in the forms of loans, equity or otherwise.”

4.	Subsection 1.4-1 shall be replaced by the following:

“Within five (5) years after the incorporation of the Company, or until the shares of the Company are listed on Taiwan Stock Exchange, or any stock exchange out of the Republic of China (the “Stock Exchange”), whichever is earlier, neither Party shall, without the prior written consent of the other Party, sell, transfer or otherwise dispose of its shares (except for, (i) transferring all but not part of its shares to an Affiliate, or (ii) transfers of shares to employees under Subsection 1.3-6, each under the terms of this Agreement and in accordance with the provisions of the Articles of Incorporation), or pledge, hypothecate or otherwise use its shares as security, or grant options over its legal and beneficial interest in its shares. Any action of a Party violating this provision shall be void and shall be considered a material breach of this Agreement in accordance with Subsection 7.3 (a).”

5.	The last paragraph of Subsection 1.4-2 shall be replaced by the following:

“For the purpose of this Subsection 1.4-2, Off-the-Market Sale shall mean the sale of shares of the Company not through the Stock Exchange or not via Depository Receipts.”

6.	Subsection 1.4-9 shall be replaced by the following:

“Minimum Shareholding

(a)	Notwithstanding anything to the contrary of other provisions set forth in this Article 1, each Party shall own a minimum of 33.5% of the outstanding shares of the Company at any time (the “Minimum Shareholding”); and shall not pledge, hypothecate or otherwise use its shares as security, or grant options over its legal and beneficial interest in these 33.5% of the outstanding shares (“Encumbrance”).

(b)	Any action in violation of this provision shall be considered a material breach of this Agreement according to Subsection 7.3 (a).

(c)	In case the non-breaching Party decides not to terminate this Agreement for material breach according to Subsection 7.3(a), it may choose that each Party’s Output Share shall be adjusted by the following formula: The breaching Party shall be obligated to offer to the non-breaching Party, and the non-breaching Party shall have the right of first refusal to the offer from the breaching Party, a share of the Total Capacity amounting to 1.5[x]% of the Total Capacity of the Company if the breaching Party’s shareholding is [x]% less than 33.5% of the shares of the Company, or if the breaching Party’s shareholding free of any Encumbrance is [x]% less than 33.5% of the shares of the Company. By way of example: If the breaching Party’s shareholding is decreased to 16% of the outstanding shares of the Company, it shall offer to the non-breaching Party 26.25% (1.5[33.5-16])% of the Total Capacity. The terms Output Share and Total Capacity used in this Subsection 1.4-9 shall have the same meaning as defined in the PPCRA and the Parties shall cause the Company to comply with this Subsection 1.4-9.

(d)	Further to the rights of the non-breaching Party to terminate this Agreement pursuant to Section 7.3 (a), or to claim an adjustment of the Output Share pursuant to Subsection 1.4-9 (c), the breaching Party shall on written request of the non-breaching Party:
–	withdraw one of its appointed directors if the shareholding of the breaching Party drops below 30%;

–	withdraw two of its appointed directors if the shareholding of the breaching Party drops below 26%;

–	withdraw three of its appointed directors and its appointed supervisor if the shareholding of the breaching Party drops below 22%;

–	withdraw four of its appointed directors and its appointed supervisor if the shareholding of the breaching Party drops below 16.75%.”
7.	Subsection 1.4-10 shall be added to the Agreement:

“1.4-10 Depository Receipts Offering

Subject to the Minimum Shareholding each Party shall be entitled to dispose of its shareholding in the Company via the offering of depository receipts. If a Party intends to do so, it shall first inform the other Party of the volume of shares to be offered and the anticipated price. The other Party may request within 15 days to participate in such offering, or to buy the first Party’s shares intended to be offered via depository receipts, provided that the Parties can agree on the conditions for such joint offering, or a price for the shares within the 15 days period. In any event and even if there is no agreement within the above 15 days period, the Parties agree to cause their nominees on the board of the Company to support such offerings and to vote affirmatively on any resolution required for such offering. The Parties shall cause the Company to sponsor such offering of depository receipts and to file all necessary applications, in particular with the Securities and Futures Bureau.”

8.	Section 2.2 shall be replaced by the following:

“2.2 Directors, Supervisors, President and Executive Vice President

2.2-1 Unless otherwise agreed by the Parties, the Chairman, directors, supervisors, President and Executive Vice President of the Company shall be appointed and replaced by the Parties in accordance with the following method:

(a) There shall be 8 directors, of whom NTC shall appoint 4 directors and IFX shall appoint 4 directors. The right to appoint a director shall include the right to replace the director at any time.

Notwithstanding the foregoing, in case that the Board of the Company has approved the application for an IPO of the Company on Taiwan Stock Exchange (“TSE”), the Parties agree to increase the number of directors to 12 directors, of whom NTC shall appoint 4 directors and IFX shall appoint 4 directors. One director shall be a non-related natural person nominated by Nanya and one director shall be a non-related natural person nominated by Infineon. Two directors shall be independent of NTC and IFX as prescribed by ROC law and applicable listing rules [**].

(b) There shall be 2 supervisors, of whom NTC shall appoint 1 supervisor and IFX shall appoint 1 supervisor. The right to appoint a supervisor shall include the right to replace the supervisor at any time.

Notwithstanding the foregoing, in case that the Board of the Company has approved the application for an IPO of the Company on TSE, the Parties agree to increase the number of supervisors to 4 supervisors, [**]. One supervisor nominated by each Party shall be independent of the nominating Party as prescribed by ROC law and applicable listing rules.

(c) NTC shall nominate a director of the Company, and provide an alternative nominee if the first nomination is not agreed by IFX, to be appointed as the Chairman of the Board of the Company.

(d) The appointment of the President and the Executive Vice President shall be jointly consented by the Parties. However, neither Party shall unreasonably withhold such consent. If the President is appointed by one Party, the other Party may appoint the Executive Vice President.

(e) Each Party shall cause the performance of such Chairman, President, Executive Vice President, directors, supervisors, and/or other managers appointed or nominated by such Party to be in accordance with this Agreement.

Each Party shall inform the other Party of the persons it wishes to nominate or appoint to be elected as director or supervisor by the Shareholder’s Meeting of the Company. For as long as the other Party is in compliance with the Minimum Shareholding requirement as set forth in this amended Subsection 1.4-9, each Party shall equally use its votes in the Shareholders Meeting to vote in favor of the persons appointed or nominated by itself and by the other Party as stipulated in this Subsection 2.2-1 (a) and (b). In case that a Party is in breach of its Minimum Shareholding requirement as set forth in this amended Subsection 1.4-9, it shall not be relieved from its obligations to vote in favor of the persons appointed or nominated by the other Party.

2.2-2 Subject to the Company Law of the Republic of China, the term of the directors and the supervisors shall be three (3) years.

2.2-3 Further to the Parties agreement in Subsection 2.2-1 above, if the Company needs to comply with legal requirements for the election of independent directors and supervisors as prescribed by the applicable laws or regulations of the Republic of China, the Parties agree to co-operate in good faith and to work out an appropriate contractual arrangement to maintain the

Company as joint venture between the Parties as equal partners with regard to the directors, supervisors and the management of the Company.”

9.	The last paragraph of Subsection 2.3-1 shall be changed as follows:

“A resolution of the Board of Directors shall be required for the Joint Venture Company, its Chairman, its President and Executive Vice President, or any of its directors, personnel or supervisors to engage in any matters which are within the responsibilities of the Board of Directors.”

10.	Subsection 2.3-2 shall be replaced by the following:

“An attendance by two thirds of the directors in person or through representation shall be necessary to form a quorum. Resolutions of the Board of Directors shall be in writing, and shall be adopted by affirmative vote of at least 75% of the directors attending the Board Meeting (at which a quorum is present) whether in person or by proxy.. The Chairman shall not be entitled to a second or casting vote.”

11.	Section 6.2 shall be replaced by the following:

“In each year that the Company has realized a profit after accounting for any tax liability and covering of accumulated losses, 10% of the remaining profit shall be retained as legal reserves. After providing for any voluntary reserves as decided by the Shareholders Meeting, 0.1%~1% of the then remaining profits shall be set aside for the directors and supervisors of the Company, and 1%~8% of the then remaining profits shall be set aside for employees as bonuses. The remainder of the profit, if any, may be announced and paid as dividends to the shareholders in cash or stock, such as shall be determined from year to year by the Board of Directors and approved by the Shareholders Meeting, whereby at least 50% shall be distributed as cash dividend. Any other remaining profit shall be kept by the Company as retained earning.”

12.	Subsection 8.10-2

ProMOS Technologies Inc., Taiwan, shall be deleted from the list of Frontend Fab Cluster members. Semiconductor Manufacturing International Corporation, (Shanghai), People’s Republic of China, shall be added to the list of Frontend Fab Cluster members.

Nanya Technology Corporation		Infineon Technologies AG

By:	/s/ Jin Lien	By:	/s/ Thomas Seifert

Name:	Jin Lien	Name:	Thomas Seifert
Title:	President	Title:	MP CEO
Date:	April 5, 2005	Date:	04.05.05

		By:	/s/ Michael Majerus

		Name:	Michael Majerus
		Title:	MP CFO
		Date:	04.05.05